UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2008 (October 22, 2008)
HCA INC.

(Exact name of registrant as specified in charter)

Delaware	001-11239	75-2497104

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Park Plaza, Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 344-9551
Not applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Thomas F. Frist, Jr. from the Company’s Board of Directors and Appointment of William R. Frist to the Company’s Board of Directors
     On October 22, 2008, Dr. Thomas F. Frist, Jr. notified the Board of Directors of HCA Inc. (the “Company”) that he would resign from the Company’s Board of Directors effective January 1, 2009.
     In connection with the resignation of Dr. Frist, the Company’s Board of Directors has appointed William R. Frist to serve as a member of the Company’s Board of Directors effective January 1, 2009. Mr. First is expected to serve on the Company’s Patient Safety and Quality of Care Committee.
     Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the son of Dr. Thomas F. Frist, Jr., who is resigning from the Board of Directors effective January 1, 2009, and the brother of Thomas F. Frist, III, who also serves as a director.
     Mr. Frist was appointed as a director to fill the vacancy created by Dr. Frist’s resignation pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC, which gives the Frist family group the right to appoint two managers to the Company’s Board of Directors.
     The information required by Item 5.02(d)(4) of Form 8-K regarding Mr. Frist is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 and is incorporated herein by reference.
Base Salary and Performance Excellence Program Compensation For New Chief Executive Officer
     On October 22, 2008, the compensation committee of the Company’s Board of Directors, in connection with the previously announced appointment of Richard M. Bracken as the Company’s Chief Executive Officer effective January 1, 2009, approved an annual base salary for Mr. Bracken of $1,325,000 and a 2009 Performance Excellence Program target of 130% of Mr. Bracken’s 2009 base salary, effective January 1, 2009.
Amended and Restated Employment Agreement of Jack O. Bovender, Jr.
     In connection with the previously announced retirement of Jack O. Bovender, Jr. as Chief Executive Officer and continued employment as executive Chairman of the Company, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender on October 27, 2008 (the “Amended Employment Agreement”). Pursuant to the terms of the Amended Employment Agreement, Mr. Bovender will continue to be employed by HCA Management Services, L.P., an affiliate of the Company, and shall serve as executive Chairman of the Company for a period commencing December 31, 2008 and ending December 15, 2009 (the “Employment Term”). The material amendments to Mr. Bovender’s prior employment agreement as set forth in the Amended Employment Agreement are described below.
     Pursuant to the Amended Employment Agreement, Mr. Bovender shall receive a base salary (i) at the monthly rate of $135,000 for the first three months of the Employment Term and (ii) at the monthly rate of $86,957 for the next eight and one-half months of the Employment Term (the “Base Salary”). In addition, Mr. Bovender shall be entitled to the full amount of any annual bonus earned, but unpaid, as of the effective date of the Amended Employment Agreement for the year ended December 31, 2008 under the Company’s 2008-2009 Senior Officer Performance Excellence Program (the “PEP”). For calendar year 2009, Mr. Bovender shall be eligible to earn a bonus on substantially the terms previously disclosed except that his “target bonus” shall be reduced to $500,000.

Mr. Bovender shall also have an additional 2009 bonus opportunity of up to $250,000 based upon the achievement of other objectives, to be determined by the compensation committee of the Company (the “Additional Bonus”).
     The Amended Employment Agreement provides that Mr. Bovender may, by December 31, 2008, change any previously-filed election regarding distributions from the Company’s Supplemental Executive Retirement Plan, as amended (the “SERP”), in order to elect to receive a distribution as a lump sum (or to begin to receive distributions as an annuity) during April of 2009. The Amended Employment Agreement provides that Mr. Bovender will accrue benefits under the SERP through March 31, 2009. The Amended Employment Agreement generally provides for the provision of or reimbursement of expenses associated with office space, shared clerical support and office equipment until Mr. Bovender reaches age 70.
     Pursuant to the Amended Employment Agreement, effective as of the expiration of the Employment Term or Mr. Bovender’s sooner voluntary termination for any reason (including by reason of death or disability, but other than for “good reason” (as defined in the Amended Employment Agreement)), Mr. Bovender would be entitled to receive (i) any Base Salary that is earned and unpaid through the date of termination; (ii) any annual bonus earned, but unpaid, for the year ended December 31, 2008 under the PEP as of the date of termination; (iii) a pro rata portion of any 2009 annual bonus that Mr. Bovender would have been entitled to receive pursuant to the Amended Employment Agreement based upon the Company’s actual results for 2009 (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to Mr. Bovender when the 2009 annual bonus would have been otherwise payable (the “Prorated Bonus”)). Additionally, in the event the Additional Bonus has not been earned as of the termination date, the compensation committee of the Company shall consider in good faith whether or not all or a portion of such Additional Bonus shall be included as part of the Prorated Bonus; (iv) reimbursement of any unreimbursed business expenses properly incurred; (v) continued coverage under the Company’s group health plans for Mr. Bovender and his wife until age 65; and (vi) such employee benefits, if any, as to which Mr. Bovender may be entitled under the Company’s employee benefit plans.
     The Amended Employment Agreement further provides that, effective as of the expiration of the Employment Term or Mr. Bovender’s sooner voluntary termination for any reason (including by reason of death or disability, but other than for “good reason”), (i) neither Mr. Bovender nor the Company shall have any put or call rights with respect to Mr. Bovender’s options under the 2006 Stock Incentive Plan For Key Employees of HCA Inc. and its Affiliates (the “New Options”) or stock acquired upon the exercise of any such options; (ii) Mr. Bovender’s “rollover” stock options will remain exercisable as if Mr. Bovender’s employment terminated by reason of “retirement” in accordance with the terms of the applicable equity plans and award agreements; (iii) the unvested New Options (including any issued 2x Time Options (as defined in the Amended Employment Agreement)) held by Mr. Bovender that vest solely based on the passage of time will vest as if Mr. Bovender’s employment had continued through the next three anniversaries of their date of grant (it being understood that any 2x Time Options issued after Mr. Bovender’s termination or retirement shall also continue to vest through the remainder of the extended vesting period); (iv) the unvested New Options held by Mr. Bovender that are EBITDA performance options will remain outstanding and will vest, if at all, on the next four dates that they would have otherwise vested had Mr. Bovender’s employment continued, based upon the extent to which performance goals are met; (v) the unvested New Options held by Mr. Bovender that are “Investor Return” performance options will remain outstanding and will vest, if at all, on the dates that they would have otherwise vested had Mr. Bovender’s employment continued through the expiration of such options, based upon the extent to which performance goals are met; and (vi) Mr. Bovender’s New Options will remain exercisable until the second anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2014), except that (a) Mr. Bovender’s 2x Time Options will remain exercisable until the fifth anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2017), and (b) Mr. Bovender’s “Investor Return” performance options will remain exercisable until the expiration of such options.
     If Mr. Bovender’s employment is terminated by the Company without “cause” or by Mr. Bovender for “good reason” (each as defined in the Amended Employment Agreement), Mr. Bovender would be entitled to receive the benefits described in the preceding two paragraphs and, subject to the delivery of a customary release and continued compliance with the noncompetition, nonsolicitation and confidentiality restrictions in the Amended Employment Agreement, an amount (if any) equal to Mr. Bovender’s Base Salary that would have been otherwise payable through the end of the Employment Term.

     If Mr. Bovender’s employment is terminated by the Company for cause, Mr. Bovender shall be entitled to receive the amounts and benefits described in the fourth paragraph of this section, except that Mr. Bovender shall not be entitled to receive the Prorated Bonus. Mr. Bovender’s vested New Options will, upon such event, remain exercisable until the first anniversary of the termination of Mr. Bovender’s employment.
     The other terms of the Amended Employment Agreement are substantially the same as his prior employment agreement and as previously disclosed, except as modified to reflect Mr. Bovender’s new responsibilities and retirement as Chief Executive Officer.
Amendment to the HCA Restoration Plan
     On October 22, 2008, the Company executed an amendment and restatement, effective January 1, 2008, to the Company’s Restoration Plan. Prior to 2008, the Restoration Plan provided a benefit to the Company’s highly paid employees to replace the lost contributions under the HCA Retirement Plan due to the IRS compensation limit under Internal Revenue Code Section 401(a)(17). The amendments to the Restoration Plan, among other things: (i) amend the benefit formula, in connection with the merger of the HCA Retirement Plan and HCA 401(k) Plan, to provide for contributions to eligible employees ranging from 1.5% to 4.5% with respect to compensation in excess of the Social Security Wage Base but not in excess of the Internal Revenue Code Section 401(a)(17) limit for the year and from 3% to 9% with respect to compensation in excess of the Internal Revenue Code Section 401(a)(17) limit and (ii) make the Company’s executive officers who participate in the Company’s SERP ineligible to participate in the Restoration Plan.
Amendment to the HCA Supplemental Executive Retirement Plan
     On October 22, 2008, effective generally on January 1, 2007, the Company executed an amendment and restatement of the SERP (the “SERP Restatement”). The SERP Restatement: (i) adds a lump-sum distribution option and, separately with respect to retirement, death and disability, allows participants to choose a benefit form of either lump-sum or annuity by December 31, 2008, making a lump-sum benefit form the default option applicable to any participant who does not timely elect a payment form; (ii) recognizes payment form elections made prior to 2007 with respect to retirement, death, and disability, subject to override by any new election made by participants in 2008; (iii) delays the initial payment of any distribution (or, sole payment, for a lump-sum distribution) until the first day of the month after six (6) months have passed following termination of a participant’s employment; (iv) with the exception of benefits payable on termination of the SERP, does not “grandfather” pre-2005 benefits; (v) pays benefits that are granted at the discretion of the Board of Directors or the compensation committee on the first day of the month after six (6) months following termination of a participant’s employment in the form of a lump-sum distribution; (vi) adopts the long-term Applicable Federal Rate and the Internal Revenue Code Section 417(e)(3) mortality table as the actuarial factors utilized to perform benefit calculations; (vii) provides for a lump-sum cash-out of benefits that do not exceed $1,000,000, excluding consideration of FICA taxes; (viii) includes provisions with respect to delays and acceleration of distributions pursuant to the American Jobs Creation Act of 2004 (the “AJCA”); (ix) applies the favorable early retirement factors to disability and death benefits; (x) provides for the retirement of the Company’s current Chief Executive Officer; (xi) adds a claims and appeals procedures, with appeals being handled by the Benefits Appeals Committee of the Company; (xii) provides that, with respect to all participants on July 24, 2006, except as required by law, the SERP will not be terminated and, subject to the SERP’s limitations on benefit accrual, benefit accruals will not cease on or after the November 2006 leveraged buy-out merger of the Company until such time as all participants have become fully vested (or have had the opportunity to become fully vested) in the maximum benefits available as of July 24, 2006; and (xiii) adopts certain other changes necessitated by the AJCA.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC.

By:	/s/ R. Milton Johnson
Name:	R. Milton Johnson
Title:	Executive Vice President and Chief Financial Officer
Date: October 28, 2008